Exhibit 10.2

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this “Agreement”) is entered into as of this 20th day of January, 2016 (“Execution Date”), by and between BMR-21 ERIE STREET LLC, a Delaware limited liability company (“Landlord,”  as successor-in-interest to 21 Erie Realty Trust (“Original Landlord”)) and METABOLIX, INC., a Delaware corporation (“Tenant”).

RECITALS

A.                                    WHEREAS, Original Landlord and Tenant entered into that certain Lease dated December 29, 2003 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of March 1, 2006 (the “First Amendment”), as further amended by that certain Second Amendment to Lease dated as of October 25, 2013 (the “Second Amendment”), as further amended by that certain Third Amendment to Lease dated as of September 17, 2014 (the “Third Amendment”) and as further amended by that certain Fourth Amendment to Lease dated as of January 8, 2015 (the “Fourth Amendment”) (collectively, and as the same may have been heretofore further amended and restated, supplemented or otherwise modified from time to time, the “Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 21 Erie Street in Cambridge, Massachusetts (the “Building”); and

B.                                    WHEREAS, Landlord and Tenant desire to terminate the Lease in accordance with the following provisions.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.                                      Lease Termination.  Provided that Tenant has fully satisfied all of its obligations set forth in this Agreement (“Surrender Obligations”), then the Lease shall terminate effective as of 11:59 p.m. Eastern time on July 31, 2016 (“Lease Termination”).  As of the Lease Termination, the Lease shall be fully and finally surrendered and terminated and shall no longer be of any force or effect, except for those provisions that, by their express terms, survive the expiration or earlier termination of the Lease. For the avoidance of doubt, the parties acknowledge and agree that no termination fee shall be payable to Landlord, pursuant to Section 11 of the Second Amendment to the Lease or otherwise, as a result of the Lease Termination hereunder.

2.                                      Condition Upon Termination.  On the date of Lease Termination, Tenant shall deliver the Premises in the condition required under the Lease, including, but not limited to, under Sections 10.06, 10.07 and 11.04 thereof.  For the avoidance of doubt, the parties acknowledge and agree that Tenant shall have no obligation to remove from the Premises the greenhouse that was approved by Landlord on November 4, 2005. Further, notwithstanding anything in the Lease to the contrary, the parties agree that the decommissioning obligations set forth in Section 10.07 of the Lease shall be completed prior to the date of Lease Termination, and the decommissioning report referred to in Section 10.07 of the Lease (the “Exit Survey”)

shall comply with the American National Standards Institute’s Laboratory Decommissioning guidelines (ANSI/AIHA Z9.11-2008) or any successor standards published by ANSI or any successor organization.  At least fifteen (15) days prior to the Lease Termination, Tenant shall (a) provide Landlord with a copy of the Exit Survey and written evidence of all appropriate governmental releases obtained by Tenant in accordance with applicable laws, including laws pertaining to the surrender of the Premises, (b) place laboratory equipment decontamination forms on all decommissioned equipment to assure safe occupancy by future users and (c) conduct a site inspection with Landlord. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey and comply with any recommendations set forth in the Exit Survey.

3.                                      Landlord Access.  Notwithstanding anything in the Lease to the contrary, during the remainder of the Lease Term, Landlord shall have the right to access the Premises upon twenty-four (24) hours’ prior notice to Tenant to show the Premises to prospective tenants.

4.                                      Reservation of Rights.  Notwithstanding any Lease Termination, Landlord does not waive, and hereby reserves, any rights and/or remedies that Landlord may have under the Lease or at law or in equity arising from any default of Tenant under the Lease existing as of the Lease Termination.

5.                                      Release of Rights.  As of Lease Termination, Tenant fully and unconditionally releases, cancels, annuls, rescinds, discharges, disclaims, waives and releases any and all rights and benefits Tenant may have under the Lease arising from and after Lease Termination.

6.                                      Quitclaim.  To the extent, if any, that the Lease gives Tenant any right, title or interest in or to the Premises, Tenant does hereby remise, release and quitclaim to Landlord such right, title or interest in or to the Premises as of the Lease Termination and shall execute and deliver to Landlord any documentation reasonably requested by Landlord to effect or document such remise, release and quitclaim.

7.                                      Representation of Parties.  Each party represents that it has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease or any interest therein, nor made or entered into any agreement that would result in any mechanic’s lien or other claim, demand, obligation, liability, action or cause of action arising from or with respect to the Lease or the Premises.

8.                                      Attorneys’ Fees.  Except as otherwise expressly set forth in this Agreement, each party shall pay its own costs and expenses incurred in connection with this Agreement and such party’s performance under this Agreement, provided, that if either party commences an action, proceeding, demand, claim, action, cause of action or suit against the other party arising out of or in connection with this Agreement, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party in such action, proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable action, proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed).

9.                                      Integration.  The terms of this Agreement are intended by the parties as a final, complete and exclusive expression of their agreement with respect to the terms that are included in this Agreement, and may not be contradicted or supplemented by evidence of any other prior or contemporaneous agreement.

10.                               Successors and Assigns.  Each of the covenants, conditions and agreements contained in this Agreement shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors, assigns and sublessees.  Nothing in this section shall in any way alter the provisions of the Lease restricting assignment and subletting.

11.                               Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of Massachusetts, without regard to Massachusetts’s conflict of law principles.

12.                               Authority.  Each party guarantees, warrants and represents that its execution and consummation of this Agreement have been duly authorized by all appropriate company action, and the individual or individuals signing this Agreement have the power, authority and legal capacity to sign this Agreement on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

13.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

14.                               Amendment.  No provision of this Agreement may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant.

15.                               Waiver of Jury Trial. To the extent permitted by applicable laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Agreement, Tenant’s use or occupancy of the Premises or any claim of injury or damage related to this Agreement or the Premises.

16.                               Facsimile and PDF Signatures.  A facsimile or portable document format (PDF) signature on this Agreement shall be equivalent to, and have the same force and effect as, an original signature.

17.                               Voluntary Agreement.  The parties have read this Agreement and the mutual releases contained in it, and have freely and voluntarily entered into this Agreement.

18.                               Defined Terms.  Capitalized terms not otherwise defined herein shall have the meanings given them in the Lease.

19.                               Confidentiality.  Tenant shall not disclose the terms of this Agreement without Landlord’s prior written consent, except (a) to its own employees, partners, attorneys, lenders, accountants, advisers, consultants and brokers (in the case of attorneys, lenders, accountants, advisers, consultants and brokers, on a need-to-know basis with respect to the Lease only and provided such recipients agree to maintain the confidentiality of such information), (b) as required by law or by order of a court of competent jurisdiction, or (c) pursuant to Tenant’s customary accounting or reporting practices.

20.                               Broker.  Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation or obtaining of this Agreement, other than Jones Lang LaSalle (“Broker”), and agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by Broker or any other broker or agent employed or engaged by it or claiming to have been employed or engaged by it.

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed Massachusetts instrument as of the day hereinabove first written.

LANDLORD:

BMR-21 ERIE STREET LLC,
a Delaware limited liability company

By:	/s/ William Kane
Name:	William Kane
Its:	Senior Vice President. Boston Market Lead

TENANT:

METABOLIX, INC.,
a Delaware corporation

By:	/s/ Joseph Shaulson
Name:	Joseph Shaulson
Its:	President & CEO